Exhibit 1.1

[●] Shares

ENERGY HUNTER RESOURCES, INC.

Common Stock

UNDERWRITING AGREEMENT

October [●], 2017

STIFEL, NICOLAUS & COMPANY, INCORPORATED
As representative of the several Underwriters
named in Schedule I hereto
c/o Stifel, Nicolaus & Company, Incorporated
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

Energy Hunter Resources, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you are acting as representative (the “Representative”), an aggregate of [●] shares (the “Firm Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”).  The Company also proposes to sell to the several Underwriters, for the sole purpose of covering over-allotments in connection with the sale of the Firm Shares, at the option of the Underwriters, up to an additional [●] shares of Common Stock (the “Option Shares”). The Firm Shares and the Option Shares are hereinafter referred to collectively as the “Shares”.

It is understood and agreed to by the parties hereto that the Company and Lubbock Energy Partners, LLC, a Texas limited liability company (“LEP”), entered into a Contribution and Sale Agreement  (the “LEP Contribution Agreement”), dated as of July 12, 2017, pursuant to which the Company agreed to acquire certain assets, including oil and gas leases covering approximately 9,413 net acres located in Cochran County, Texas within the San Andres oil play of the Northwest Shelf of the Permian Basin (the “San Andres Properties”), and certain other related wells, facilities, equipment and infrastructure (the “San Andres Acquisition”), effective as of June 1, 2017, for approximately $22.7 million, subject to adjustment in accordance with the LEP Contribution Agreement, consisting of approximately $10.6 million in cash, and approximately $12.1 million in restricted shares of Common Stock of the Company (the “LEP Stock Consideration”).  In addition, the Company agreed to file an initial resale registration statement with respect to the LEP Stock Consideration within 180 days after closing of the San Andres Acquisition (the “LEP Resale Registration Statement”).

The Company confirms as follows its agreements with the Representative and the several other Underwriters.

1.          The Company represents and warrants to, and agrees with, each of the Underwriters that, as of the date hereof, as of the Initial Sale Time (as defined below) and as of the Closing Date and each Option Closing Date, if any:

(a)          The Company has filed with the Securities and Exchange Commission (the “Commission”) an offering statement on Form 1-A (No. 024-10626), including a related preliminary offering circular, relating to the Shares pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), and the other applicable rules and regulations thereunder (including Regulation A, the “Securities Act Regulations”).  The Company has prepared and filed such amendments to the offering statement and such amendments or supplements to the related preliminary offering circular as may have been required to the date hereof, and will file such additional amendments or supplements as may hereafter be required.  The offering statement has been qualified under the Securities Act by the Commission.  The offering statement, as amended at the time it was qualified by the Commission (and, if the Company files a post-qualification amendment to such offering statement that is qualified prior to the Closing Date (as defined below), such offering statement as so amended) and including all information deemed to be a part of the offering statement pursuant to incorporation by reference or otherwise or omitted from the offering circular pursuant to Rule 253(b) of Regulation A, is hereinafter called the “Offering Statement.”  The term “Offering Statement” shall also include any new offering statement filed with the Commission pursuant to Regulation A for the purpose of adding additional securities to be offered in connection with the offering of the Shares.  Each offering circular included in the Offering Statement before it was qualified by the Commission under the Securities Act, including the initial offering circular filed by the Company and any other preliminary form of offering circular filed with the Commission by the Company with the consent of the Underwriters, including all information incorporated by reference in any such offering circular, is hereinafter called the “Preliminary Offering Circular.”  The term “Offering Circular” means the final offering circular, as first filed with the Commission pursuant to paragraph (1) or (3) of Rule 253(g) of Regulation A, and any amendments thereof or supplements thereto as contemplated by Rule 261(e) of Regulation A, including all information incorporated by reference therein.

The Commission has not issued any order preventing or suspending the use of any Preliminary Offering Circular.

The term “Disclosure Package” means (i) the Preliminary Offering Circular, as most recently amended or supplemented immediately prior to the Initial Sale Time (as defined herein), (ii) the Testing-the-Waters Communications (as defined below) identified in Schedule II hereto, and (iii) any other Testing-the-Waters Communication (as defined below) used pursuant to Rule 255 of Regulation A but not required to be filed as an exhibit to the Offering Statement but which the parties hereto shall hereafter expressly agree to treat as part of the Disclosure Package.  The term “Testing-the-Waters Communication” means any oral (including video) or written (including electronic) communication with potential investors undertaken in reliance on Rule 255 of Regulation A.

(b)          The Offering Statement has been qualified under the Securities Act and no stop order suspending the qualification or use of the Offering Statement has been issued under the Securities Act, and no order suspending the Regulation A exemption with respect to the offering of the Shares has been issued under Rule 258 of Regulation A, and no proceedings for any such purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission; and the Company has complied to the Commission’s satisfaction with any request on the part of the Commission for additional information with respect to the Offering Statement.

(c)          The Preliminary Offering Circular, as most recently amended or supplemented immediately prior to the Initial Sale Time, as of the filing date thereof and the date hereof, and the Offering Statement, as of its qualification date and as of the date hereof, complied or will comply, and the Offering Circular and any further amendments or supplements to the Offering Statement, the Preliminary Offering Circular or the Offering Circular will, when they become qualified or are filed with the Commission, as the case may be, comply, in all material respects with the requirements of the Securities Act and the Securities Act Regulations.

(d)          The Offering Statement, as of its qualification date and as of the date hereof, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Preliminary Offering Circular does not, and the Offering Circular or any amendment or supplement thereto will not, as of the applicable filing date, the date hereof and on the Closing Date and on each Option Closing Date (if any), contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no warranty or representation with respect to any statement contained in or omitted from the Offering Statement, the Preliminary Offering Circular or the Offering Circular in reliance upon and in strict conformity with the information concerning the Underwriters and furnished in writing by or on behalf of the Underwriters through the Representative to the Company expressly for use therein (that information being limited to that described in the last sentence of the first paragraph of Section 8(b) hereof).

(e)          As of 8:00 a.m. (Eastern time) on the date immediately following the date of this Agreement (the “Initial Sale Time”), the Disclosure Package did not, and at the time of each sale of Shares and on the Closing Date and each Option Closing Date, the Disclosure Package will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; as of its issue date or date of first use and at all subsequent times through the Initial Sale Time, each Testing-the-Waters Communication did not, and at the time of each sale of Shares and on the Closing Date and each Option Closing Date, each such Testing-the-Waters Communication will not, in each case when considered together with the Disclosure Package, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no warranty or representation with respect to any statement contained in or omitted from the Disclosure Package in reliance upon and in strict conformity with the information concerning the Underwriters and furnished in writing by or on behalf of the Underwriters through the Representative to the Company expressly for use therein (that information being limited to that described in the last sentence of the first paragraph of Section 8(b) hereof).

(f)          Each Testing-the-Waters Communication, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Offering Statement, including any document incorporated by reference therein that has not been superseded or modified.

(g)          Except for the Testing-the-Waters Communications identified in Schedule II hereto, and any electronic road show relating to the public offering of Shares contemplated herein (to the extent the same may constitute a Testing-the-Waters Communication), the Company has not prepared, used or referred to, and will not, without the prior consent of the Representative, prepare, use or refer to, any Testing-the-Waters Communication.

(h)          Each Preliminary Offering Circular, the Offering Circular and any Testing‑the-Waters Communications (to the extent any such Testing-the-Waters Communication was required to be filed with the Commission) delivered to the Underwriters for use in connection with the public offering of the Shares contemplated herein have been and will be identical to the versions of such documents transmitted to the Commission for filing via the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T.

(i)          The Company (i) has not alone engaged in any Testing-the-Waters Communications other than Testing-the-Waters Communications disclosed to or undertaken with the consent of the Representative and (ii) has not authorized anyone other than the Representative to engage in Testing-the-Waters Communications.  Each Testing-the-Waters Communication used by the Company (i) at the time of each use thereof, met the requirements of, and was used by the Company in compliance with, Rule 255 of Regulation A, and (ii) has been filed as an exhibit to the Offering Statement as required by Item 17 of Form 1-A.

(j)          From the time of initial confidential submission of an offering statement relating to the Shares with the Commission through the date hereof, the Company has been and is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act.

(k)          Neither the Company, nor any predecessor of the Company, nor any other issuer affiliated with the Company, nor any director or executive officer of the Company or other officer of the Company participating in the offering, nor any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, nor any promoter connected with the Company, is subject to the disqualification provisions of Rule 262 of Regulation A.

(l)          The Company is not currently subject to the ongoing reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder (the “Exchange Act Regulations”), and has not been subject to an order of the Commission denying, suspending or revoking the registration of any class of securities pursuant to Section 12(j) of the Exchange Act that was entered within five years preceding the date the Offering Statement was originally filed with the Commission.  The Company is not, and has not been at any time during the two-year period preceding the date the Offering Statement was originally filed with the Commission, required to file with the Commission the ongoing reports required by Rule 257 of Regulation A.

(m)          The Company has the authorized capitalization as set forth in both the Offering Circular and the Disclosure Package; the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.  Except as disclosed in both the Offering Circular and the Disclosure Package, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options.

(n)          The Company is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein, and to own its properties and to conduct its business as described in each of the Offering Statement, the Offering Circular and the Disclosure Package.

(o)          The Company is, and upon closing of the San Andres Acquisition will be, duly qualified or licensed and is, and upon closing of the San Andres Acquisition will be, in good standing in each jurisdiction in which it conducts its businesses or in which it owns or leases real property or otherwise maintains an office and in which the failure, individually or in the aggregate, to be so qualified or licensed would have a material adverse effect on the assets, business, operations, earnings, prospects, properties or condition (financial or otherwise), present or prospective, of the Company  or the San Andres Properties (any such effect or change, where the context so requires, is hereinafter called a “Material Adverse Effect” or “Material Adverse Change”); the Company has no subsidiaries and, other than as disclosed in both the Offering Circular and the Disclosure Package, does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or any ownership interest in any partnership, joint venture or other association.

(p)          The Company is in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments, including those relating to transactions with affiliates.

(q)          The Company is not in breach of or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach by the Company of, or default by the Company under), (i) its charter or bylaws (the “organizational documents”), (ii) the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which its properties are bound, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order (each, a “Law”) applicable to the Company, except, in the case of clauses (ii) and (iii) above, for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

(r)          The execution, delivery and performance of this Agreement and the LEP Contribution Agreement, and consummation of the transactions contemplated herein and therein will not (i) conflict with, or result in any breach of, or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (A) any provision of the organizational documents of the Company, or (B) any provision of any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which its properties may be bound or affected, or under any federal, state, local or foreign Law applicable to the Company, except in the case of this clause (B) for such breaches or defaults which could not, individually or in the aggregate, have a Material Adverse Effect; or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company, which lien, charge, claim or encumbrance would result in a Material Adverse Effect.

(s)          This Agreement and the LEP Contribution Agreement have been duly authorized, executed and delivered by the Company and each such agreement is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions of Section 8 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

(t)          No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the Company’s execution, delivery and performance of this Agreement and the LEP Contribution Agreement, its consummation of the transactions contemplated herein and therein, and its sale and delivery of the Shares, other than (i) such as have been obtained, or will have been obtained on the Closing Date or the relevant Option Closing Date, as the case may be, under the Exchange Act or the Exchange Act Regulations, (ii) such approvals as have been obtained in connection with the approval of the listing of the Shares on the NASDAQ Capital Market and (iii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered by the Underwriters or the bylaws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(u)          The Company has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in both the Offering Circular and the Disclosure Package, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect; the Company is not required by any applicable law to obtain accreditation or certification from any governmental agency or authority in order to provide the products and services which it currently provides or which it proposes to provide as set forth in both the Offering Circular and the Disclosure Package; the Company is not in violation of, in default under, nor has it received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company the effect of which could result in a Material Adverse Change; and no such license, authorization, consent or approval contains a materially burdensome restriction that is not disclosed in each of the Offering Circular and the Disclosure Package.

(v)          There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency which could result in a judgment, decree, award or order having a Material Adverse Effect or that could prevent or interfere with the closing of the San Andres Acquisition.

(w)          The financial statements, including the notes thereto, included in each of the Offering Statement, the Offering Circular and the Disclosure Package present fairly the financial position of the Company as of the dates indicated and the results of operations and changes in financial position and cash flows of the Company for the periods specified; the statement of revenues and direct operating expenses of the interests of LEP in the San Andres Properties to be acquired by the Company (including the related notes thereto) included in the Offering Statement, the Offering Circular and the Disclosure Package presents fairly the results of operations related to such interests for the period specified; all such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and on a consistent basis during the periods involved and in accordance with Part F/S of Regulation A and the applicable provisions of Regulation S-X promulgated by the Commission; the pro forma financial statements, including the notes thereto, included in each of the Offering Statement, the Offering Circular and the Disclosure Package present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein; all disclosures contained in the Offering Statement, the Offering Circular and the Disclosure Package regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.  All other financial information included in the Offering Statement, the Offering Circular and the Disclosure Package has been derived from the accounting records of the Company and presents fairly the information shown thereby; no other financial statements or supporting schedules are required to be included in the Offering Statement, the Offering Circular or the Disclosure Package.

(x)          BDO USA LLP, whose reports on the financial statements of the Company and the San Andres Properties are filed with the Commission as part of each of the Offering Statement, the Offering Circular and the Disclosure Package or are incorporated by reference therein, are, and were during the periods covered by their reports, independent public accountants with respect to the Company as required by the Securities Act and the Securities Act Regulations and registered with the Public Company Accounting Oversight Board.

(y)          Subsequent to the respective dates as of which information is given in each of the Offering Statement, the Offering Circular and the Disclosure Package, and except as may be otherwise stated in such documents, there has not been (i) any Material Adverse Change or any development that would reasonably be expected to result in a Material Adverse Change, whether or not arising in the ordinary course of business, (ii) any transaction that is material to the Company, contemplated or entered into by the Company, (iii) any obligation, contingent or otherwise, directly or indirectly incurred by the Company that is material to the Company or (iv) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(z)          The Shares conform in all material respects to the description thereof contained in the Offering Statement, the Offering Circular and the Disclosure Package; this Agreement conforms in all material respects to the description thereof contained in the Offering Statement, the Disclosure Package and the Offering Circular.

(aa)          Except as disclosed in both the Offering Circular and the Disclosure Package, there are no persons with registration or other similar rights to have any equity or debt securities, including securities which are convertible into or exchangeable for equity securities, included in the offering covered by the Offering Statement or otherwise registered or qualified by the Company under the Securities Act, except for those registration or similar rights which have been waived with respect to the offering contemplated by this Agreement, all of which registration or similar rights are fairly summarized in both the Offering Circular and the Disclosure Package.

(bb)          The Shares have been duly authorized and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance and sale of the Shares by the Company is not subject to preemptive or other similar rights arising by operation of law, under the organizational documents of the Company or under any agreement to which the Company is a party or otherwise.

(cc)          The Shares have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance; the Company is in compliance with all corporate governance requirements set forth in the NASDAQ Capital Market’s listing standards that are, or will be upon the effectiveness of such listing, applicable to the Company.

(dd)          Neither the Company, its directors or officers nor, to the knowledge of the Company, any of its representatives or affiliates has taken, nor will take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ee)          None of the Company, nor, to the knowledge of the Company, any 5% or greater stockholder of the Company or any beneficial owner of the Company’s unregistered equity securities that were acquired during the 180-day period immediately preceding the filing of the Offering Statement, or any of their respective affiliates, (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, or the rules and regulations thereunder, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the By-laws of the National Association of Securities Dealers, Inc.) any member firm of FINRA.

(ff)          Any certificate signed by any officer of the Company delivered to the Representative or to counsel for the Underwriters pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

(gg)          The form of certificate used to evidence the Common Stock complies in all material respects with all applicable statutory requirements, with any applicable requirements of the organizational documents of the Company and the requirements of the NASDAQ Capital Market.

(hh)          The Company has (i) legal, valid and defensible title to its respective interests in the oil and natural gas properties described in the Disclosure Package, the Offering Circular and the Offering Statement, (ii) good and marketable title in fee simple to all real property, and (iii) good title to all personal property owned by it, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as are disclosed in both the Offering Circular and the Disclosure Package or such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held under valid, existing and enforceable leases, with such exceptions as are disclosed in both the Offering Circular and the Disclosure Package or are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company.

(ii)          The descriptions in each of the Offering Statement, the Disclosure Package and the Offering Circular of the legal or governmental proceedings, contracts (including, without limitation, the LEP Contribution Agreement), leases and other legal documents therein described present fairly the information required to be shown, and there are no legal or governmental proceedings, contracts, leases, or other documents of a character required to be described in the Offering Statement, the Disclosure Package or the Offering Circular or to be filed as exhibits to the Offering Statement which are not described or filed as required; all agreements (including, without limitation, the LEP Contribution Agreement) between the Company and third parties expressly referenced in both the Offering Circular and the Disclosure Package are legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(jj)          The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intangibles”) necessary to entitle the Company to conduct its business as described in both the Offering Circular and the Disclosure Package, and the Company has not received notice of infringement of or conflict with (and the Company is not aware of  any such infringement of or conflict with) asserted rights of others with respect to any Intangibles which could have a Material Adverse Effect.

(kk)          The statements regarding the proposed acquisition by the Company of the San Andres Properties and certain other related wells, facilities, equipment and infrastructure pursuant to the LEP Contribution Agreement, contained in the Offering Statement, the Disclosure Package and the Offering Circular under the caption “Offering Circular Summary—Recent Events— San Andres Properties Acquisition” are true and correct in all material respects, and are within the coverage of Rule 175 under the Securities Act to the extent such statements constitute forward looking statements as defined in Rule 175. Management of the Company is not aware of any facts with respect to historical or anticipated financial or operational performance of the San Andres Properties and certain other related wells, facilities, equipment and infrastructure to be acquired pursuant to the LEP Contribution Agreement or of the Company that would result in a significant variance from such estimates included in the Offering Statement, the Disclosure Package and the Offering Circular under the caption “Offering Circular Summary—Recent Events— San Andres Properties Acquisition.”

(ll)          The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (A) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (B) have been evaluated for effectiveness as of the end of the last fiscal period covered by the Offering Statement, and (C) are effective in all material respects to perform the functions for which they were established, and (ii) the Company is not aware of (A) any significant deficiency or material weakness in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information to management and the Board of Directors, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since the most recent evaluation of the Company’s disclosure controls and procedures described above, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting.

(mm)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(nn)          The Company has filed on a timely basis all necessary federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and have paid or reserved for all taxes shown as due thereon; and no tax deficiency has been asserted against the Company, nor does the Company know of any tax deficiency which is likely to be asserted against it which, if determined adversely to it, could have a Material Adverse Effect; all tax liabilities are adequately provided for on the books of the Company.

(oo)          The Company maintains insurance (issued by insurers of recognized financial responsibility) of the types and in the amounts customary in its industry and generally deemed adequate for its business, including, but not limited to, insurance covering real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

(pp)          The Company is not in violation, nor has it received notice of any violation or potential or actual liability with respect to, any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); the Company has received all permits, licenses or other approvals required under applicable Environmental Laws, and the Company is in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law or regulation, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals which would not, individually or in the aggregate, result in a Material Adverse Change; except as set forth in the Disclosure Package and the Offering Circular the Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(qq)          In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Offering Circular (exclusive of any supplement thereto).

(rr)          Netherland, Sewell & Associates, Inc. (“NSAI”), who has issued reserve reports with respect to certain of the Company’s oil and natural gas reserves and who has delivered the letter referred to in Section 7(d) hereof (the “NSAI Letter”), was, as of the dates of the reports referenced in such letter, and is, as of the date hereof, an independent petroleum engineer with respect to the Company.

(ss)          Mire & Associates, Inc. (“Mire”), who has issued reserve reports with respect to certain of the oil and natural gas reserves of the San Andres Properties and who has delivered the letter referred to in Section 7(e) hereof (the “Mire Letter”), was, as of the dates of the reports referenced in such letter, and is, as of the date hereof, an independent petroleum engineer with respect to the Company and LEP.

(tt)          The factual information underlying the estimates of the Company’s oil and natural gas reserves and resources, which was supplied by the Company to NSAI’s independent petroleum engineer for the purposes of preparing the reserve and resource reports and estimates of the Company used in preparing the NSAI Letter, including, without limitation, acreage, working interests, anticipated production volumes, costs of operation and development, and agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than intervening market commodity price fluctuations, the Company is not aware of any facts or circumstances that would result in a material adverse change in the estimates of the Company’s oil and natural gas reserves, or the present value of future net cash flows therefrom, as described in the Offering Statement, the Disclosure Package and the Offering Circular and as reflected in the reports referenced in the NSAI Letter; the Company has no reason to believe that such estimates do not fairly reflect the oil and natural gas reserves and resources of the Company as of the dates indicated in the Disclosure Package, the Offering Circular and the Offering Statement.

(uu)          To the knowledge of the Company, the factual information underlying the estimates of the oil and natural gas reserves and resources of the San Andres Properties, which was supplied by LEP to Mire’s independent petroleum engineer for the purposes of preparing the reserve and resource reports and estimates of the San Andres Properties used in preparing the Mire Letter, including, without limitation, acreage, working interests, anticipated production volumes, costs of operation and development, and agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than intervening market commodity price fluctuations, the Company is not aware of any facts or circumstances that would result in a material adverse change in the estimates of the oil and natural gas reserves of the San Andres Properties, or the present value of future net cash flows therefrom, as described in the Offering Statement, the Disclosure Package and the Offering Circular and as reflected in the reports referenced in the Mire Letter; the Company has no reason to believe that such estimates do not fairly reflect the oil and natural gas reserves and resources of the San Andres Properties as of the dates indicated in the Disclosure Package, the Offering Circular and the Offering Statement.

(vv)          The oil and natural gas reserve estimates of the Company contained in the Offering Statement, the Disclosure Package and the Offering Circular are derived from reports that have been prepared by NSAI, and such estimates fairly reflect, in all material respects, the oil and natural gas reserves attributable to the Company at the dates indicated therein and are prepared in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved.

(ww)          The oil and natural gas reserve estimates of the San Andres Properties contained in the Offering Statement, the Disclosure Package and the Offering Circular are derived from reports that have been prepared by Mire, and such estimates fairly reflect, in all material respects, the oil and natural gas reserves attributable to the San Andres Properties at the dates indicated therein and are prepared in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved.

(xx)          The Company is not in violation of nor has it received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wages and hours law, the violation of any of which would have a Material Adverse Effect.

(yy)          Neither the Company nor any officer or director purporting to act on behalf of the Company has at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law, (iii) made any payment outside the ordinary course of business to any investment officer or broker or person charged with similar duties of any entity with which the Company does business for the purpose of influencing such agent, officer, broker or person to do business with the Company, or (iv) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

(zz)          Except as otherwise disclosed in both the Offering Circular and the Disclosure Package, there are no outstanding loans, extensions of credit or advances or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of the families of any of them.

(aaa)          Neither the Company nor, to the knowledge of the Company, any employee or agent of the Company, has made any payment of funds or received or retained any funds in violation of any law, rule or regulation or of a character required to be disclosed in the Offering Circular or the Disclosure Package.

(bbb)          All securities issued by the Company have been issued and sold in compliance with (i) all applicable federal and state securities laws, (ii) the laws of the jurisdiction of incorporation of the Company, and (iii) to the extent applicable to the Company, the requirements of the NASDAQ Capital Market.  Without limiting the foregoing, each of the Company’s private placement of (i) $3.2 million of Common Stock in July 2016, (ii) $675,000 of Pre-Paid Warrants in January, February, March and September 2017, and (iii) a $3,000,000 10.00% Senior Secured Promissory Note to Satellite Overseas (Holdings) Limited on March 31, 2017, was conducted in strict compliance with Rule 506(b) of Regulation D under the Securities Act, and the Company took reasonable steps to verify that all purchasers of securities in each such offering were accredited investors at the time of their purchases, and the Company did not have knowledge that any such purchaser was not an accredited investor; the Company complied with the manner of offering limitations of Rule 502(c); and neither the Company nor any other person specified in Rule 506(d) was or is subject to the disqualification provisions contained in such paragraph.

(ccc)          In connection with this offering, the Company has not offered and will not offer its Common Stock or any other securities convertible into or exchangeable or exercisable for Common Stock in a manner in violation of the Securities Act; and the Company has not distributed and will not distribute any offering material in connection with the offer and sale of the Shares except for the Preliminary Offering Circular, the Offering Circular, any Testing-the-Waters Communication approved by the Representative or the Offering Statement.

(ddd)          The Company has complied and will comply with all the provisions of Florida Statutes, Section 517.075 (Chapter 92-198, Laws of Florida); and neither the Company nor any of its affiliates does business with the government of Cuba or with any person or affiliate located in Cuba.

(eee)          The Company has not incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated.

(fff)          No relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand, which is required by the Securities Act and the Securities Act Regulations to be described in the Offering Statement, the Offering Circular or the Disclosure Package, which is not so described.

(ggg)          The Company is not and, after giving effect to the offering and sale of the Shares, will not be required to register as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(hhh)          The Company is not (i) a development stage company or a “business development company” as defined in Section 2(a)(48) of the Investment Company Act; (ii) a blank check company or an issuer of fractional undivided interests in oil or gas rights or similar interests in other mineral rights; (iii) an issuer of asset-backed securities as defined in Item 1101(c) of Regulation AB, or (iv) a “foreign private issuer” as defined in Rule 405 under the Securities Act.

(iii)          There are no existing or, to the knowledge of the Company, threatened labor disputes with the employees of the Company which could have, individually or in the aggregate, a Material Adverse Effect.

(jjj)          The Company, and the officers and directors of the Company in their capacities as such, are, and on the Closing Date and any Option Closing Date will be, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(kkk)          None of the Company nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA.

(lll)          Neither the Company, nor, to the Company’s knowledge, any of its affiliates or any director, officer, agent or employee of, or other person associated with or acting on behalf of, the Company, has violated the Bank Secrecy Act, as amended, the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001 or the rules and regulations promulgated under any such law or any successor law.

(mmm)          The operations of the Company and, to the Company’s knowledge, its affiliates are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, any other money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except for any such non-compliance as would not, singly or in the aggregate, result in a Material Adverse Change, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, or, to the Company’s knowledge, any of its affiliates, with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(nnn)          Neither the Company, nor, to the knowledge of the Company, any  director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, Iraq, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of  Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.  Since the inception of the Company, the Company has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

2.          Subject to the terms and conditions herein set forth, (a) the Company agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per share of $[●] (the “Purchase Price”), the number of Firm Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Firm Shares to be sold by the Company hereunder by a fraction, the numerator of which is the aggregate number of Firm Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Firm Shares to be purchased by all of the Underwriters from the Company hereunder and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Option Shares as provided below, the Company agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the Purchase Price, the number of Option Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the number of Option Shares as to which such election shall have been exercised by the fraction set forth in clause (a) above.

The Company hereby grants to the Underwriters the right to purchase at their election up to [●] Option Shares, at the Purchase Price, for the sole purpose of covering over-allotments in connection with the sale of the Firm Shares.  The Underwriters may exercise their option to acquire Option Shares in whole or in part from time to time only by written notice from the Representative to the Company, given within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate number of Option Shares to be purchased and the date on which such Option Shares are to be delivered, as determined by the Representative but in no event earlier than the Closing Date or, unless the Representative and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.  Notwithstanding anything to the contrary contained herein or in Schedule I, the number of Option Shares purchased pursuant to this Agreement shall not exceed such number as would cause the total amount of gross proceeds to be received from the offering of Shares to exceed fifty million dollars ($50,000,000.00).

3.          It is understood that the several Underwriters propose to offer the Firm Shares for sale to the public upon the terms and conditions set forth in the Offering Circular.

4.          The Company will deliver the Firm Shares to the Representative through the facilities of the Depository Trust Company (“DTC”) for the accounts of the Underwriters, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer drawn to the order of the Company at the office of the Representative, at 10:00 A.M., Baltimore time, on [●], or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date”.  For purposes of Rule 15c6‑1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Firm Shares.  The certificates for the Firm Shares so to be delivered will be in definitive form, in such denominations and registered in such names as the Representative requests and will be made available for checking and packaging at the above office of the Representative at least 24 hours prior to the Closing Date.

Each time for the delivery of and payment for the Option Shares, being herein referred to as an “Option Closing Date”, which may be the Closing Date, shall be determined by the Representative as provided above.  The Company will deliver the Option Shares being purchased on each Option Closing Date to the Representative through the facilities of DTC for the accounts of the Underwriters, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer drawn to the order of the Company at the above office of the Representative, at 10:00 A.M., Baltimore time on the applicable Option Closing Date.  The certificates for the Option Securities so to be delivered will be in definitive form, in such denominations and registered in such names as the Representative requests and will be made available for checking and packaging at the above office of the Representative at least 24 hours prior to such Option Closing Date.

5.          The Company covenants and agrees with each of the Underwriters as follows:

(a)          to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such jurisdictions (both domestic and foreign) as the Representative may designate and to maintain such qualifications in effect as long as requested by the Representative for the distribution of the Shares, provided that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares);

(b)          if, at the time this Agreement is executed and delivered, it is necessary for a post-qualification amendment to the Offering Statement to be qualified before the offering of the Shares may commence, the Company will endeavor to cause such post‑qualification amendment to become qualified as soon as possible and will advise the Representative promptly and, if requested by the Representative, will confirm such advice in writing, when such post-qualification amendment has become qualified;

(c)          to prepare the Offering Circular in a form approved by the Underwriters and file such Offering Circular with the Commission pursuant to Rule 253(g) of Regulation A not later than 10:00 a.m. (New York City time), on the day following the execution and delivery of this Agreement or on such other day as the parties may mutually agree and to furnish promptly (and with respect to the initial delivery of such Offering Circular, not later than 10:00 a.m. (New York City time) on the day following the execution and delivery of this Agreement or on such other day as the parties may mutually agree to the Underwriters copies of the Offering Circular (or of the Offering Circular as amended or supplemented if the Company shall have made any amendments or supplements thereto after the qualification date of the Offering Statement) in such quantities and at such locations as the Underwriters may reasonably request for the purposes contemplated by the Securities Act Regulations, which Offering Circular and any amendments or supplements thereto furnished to the Underwriters will be identical to the version transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T;

(d)          to cause the Preliminary Offering Circular as most recently amended or supplemented immediately prior to the Initial Sale Time and the Offering Circular to include the disclosure contained on Exhibit B hereto, in compliance with Rule 262 of Regulation A;

(e)          to advise the Representative promptly and (if requested by the Representative) to confirm such advice in writing, when the Offering Statement has become qualified and when any post-qualification amendment thereto becomes qualified under the Securities Act Regulations;

(f)          to furnish a copy of any proposed Testing-the-Waters Communication to the Representative and counsel for the Underwriters and obtain the consent of the Representative prior to referring to, using or filing with the Commission any Testing-the-Waters Communication pursuant to Rule 255 of Regulation A and Item 17 of Form 1-A, other than the Testing-the-Waters Communications, if any, identified in Schedule II hereto;

(g)          to comply with the requirements of Rule 255 of Regulation A and Item 17 of Form 1-A applicable to any Testing-the-Waters Communication, including timely filing with the Commission, legending and record keeping, as applicable;

(h)          to advise the Representative immediately, confirming such advice in writing, of (i) the receipt of any comments from, or any request by, the Commission for amendments or supplements to the Offering Statement, any Preliminary Offering Circular, the Offering Circular or any Testing-the-Waters Communication, or for additional information with respect thereto, (ii) the issuance by the Commission of any stop order suspending the qualification of the Offering Statement, any order under Rule 258 of Regulation A suspending the Regulation A exemption with respect to the offering of the Shares, or any order preventing or suspending the use of any Preliminary Offering Circular, the Offering Circular or any Testing-the-Waters Communication, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and, if the Commission or any other government agency or authority should issue any such order, to make every reasonable effort to obtain the lifting or removal of such order as soon as possible, or (iii) the Company becoming subject to a proceeding under Section 8A of the Securities Act in connection with the public offering of Shares contemplated herein; and to advise the Representative promptly of any proposal to amend or supplement the Offering Statement, any Preliminary Offering Circular, the Offering Circular or any Testing-the-Waters Communication and to file no such amendment or supplement to which the Representative shall reasonably object in writing;

(i)          to furnish to the Underwriters for a period of two years from the date of this Agreement except to the extent such information is accessible at http://www.sec.gov or on the Company’s public website (i) as soon as available, copies of all annual, quarterly and current reports or other communications supplied to holders of shares of Common Stock, (ii) as soon as practicable after the filing thereof, copies of all reports filed by the Company with the Commission, FINRA or any securities exchange and (iii) such other information as the Underwriters may reasonably request regarding the Company;

(j)          to advise the Underwriters promptly of the happening of any event or development known to the Company within the time during which an Offering Circular relating to the Shares (or in lieu thereof the notice referred to in Rule 251(d)(ii)(E) of Regulation A) is required to be delivered under the Securities Act Regulations which, in the judgment of the Company or in the reasonable opinion of the Representative or counsel for the Underwriters, (i) would require the making of any change in the Offering Circular or the Disclosure Package so that the Offering Circular or the Disclosure Package would not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) if it is necessary at any time to amend or supplement the Offering Circular or the Disclosure Package to comply with any law and, during such time, to promptly prepare and furnish to the Underwriters copies of the proposed amendment or supplement before filing any such amendment or supplement with the Commission and thereafter promptly furnish at the Company’s own expense to the Underwriters and to dealers, copies in such quantities and at such locations as the Representative may from time to time reasonably request of an appropriate amendment or supplement to the Offering Circular or the Disclosure Package so that the Offering Circular or the Disclosure Package as so amended or supplemented will not, in the light of the circumstances when it (or in lieu thereof the notice referred to in Rule 251(d)(ii)(E) of Regulation A) is so delivered, be misleading or, so that the Offering Circular or the Disclosure Package will comply with the law;

(k)          during a period of 180 days from the date of the Offering Circular, the Company will not, without the prior written consent of the Representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or file any registration statement or offering statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  Notwithstanding the foregoing the Company may (i) grant stock options, restricted shares of common stock or other equity grants to employees or eligible consultants, in each case pursuant to the terms of the Company’s equity incentive plans existing on the date hereof and disclosed in the Disclosure Package, (ii) issue common stock pursuant to the exercise of such options or equity grants, or the exercise (including net exercise) of warrants to purchase common stock or the conversion of other convertible securities outstanding on the date hereof and described in the Disclosure Package, (iii) sell Shares pursuant to this Agreement, (iv) file one or more registration statements on Form S-8 relating to the options or other securities granted pursuant to the Company’s equity incentive plans existing on the date hereof and disclosed in the Disclosure Package, (v) issue the LEP Stock Consideration, (vi) file the LEP Resale Registration Statement and (vii) issue Common Stock or any securities convertible into, or exercisable, or exchangeable for, Common Stock in connection with any acquisition or strategic investment (including any joint venture, strategic alliance or partnership); provided that in the case of clause (ii), the recipients of such securities agree to be bound by a lockup letter in the form executed by the officers of the Company pursuant to Section 7(n) hereof; provided further, that in the case of clause (v), the recipients of such securities agree to be bound by a lockup letter in the form executed by the officers of the Company pursuant to Section 7(n) hereof unless such securities are sold pursuant to the LEP Resale Registration Statement; and provided further, that in the case of clause (vii), such issuances, sales or deliveries, in the aggregate for all such transactions, shall not be greater than 5% of the total outstanding shares of Common Stock of the Company immediately following the completion of this offering.

(l)          to file promptly with the Commission any amendment or supplement to the Offering Statement, any Preliminary Offering Circular, the Offering Circular or any Testing‑the-Waters Communication that may, in the judgment of the Company or the Representative, be required by the Securities Act or requested by the Commission;

(m)          prior to filing with the Commission any amendment or supplement to the Offering Statement, any Preliminary Offering Circular, the Offering Circular or any Testing‑the‑Waters Communication, to furnish a copy thereof to the Representative and counsel for the Underwriters and obtain the consent of the Representative to the filing;

(n)          to furnish promptly to the Representative a signed copy of the Offering Statement, as initially filed with the Commission, and of all amendments or supplements thereto (including all exhibits filed therewith or incorporated by reference therein) and such number of conformed copies of the foregoing as the Representative may reasonably request;

(o)          to furnish to the Representative, not less than two business days before filing with the Commission, during the period referred to in paragraph (h) above, a copy of any document proposed to be filed with the Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and during the period of two years hereafter to file all such documents in the manner and within the time periods required by the Exchange Act and the Exchange Act Regulations;

(p)          to apply the net proceeds of the sale of the Shares in accordance with its statements under the caption “Use of Proceeds” in the Offering Circular and the Disclosure Package;

(q)          to use its best efforts to maintain the listing of the Shares on the NASDAQ Capital Market and to file with the NASDAQ Capital Market all documents and notices required by the NASDAQ Capital Market of companies that have securities listed thereon;

(r)          to promptly notify the Representative if the Company ceases to be an Emerging Growth Company at any time prior to the later of (i) the completion of the distribution of the Shares within the meaning of the Securities Act and (ii) completion of the 180‑day restricted period contemplated by the form of letter referred to in Section 5(t) hereof;

(s)          to engage and maintain, at its expense, a registrar and transfer agent for the Shares;

(t)          not to, and to use its best efforts to cause its officers, directors and affiliates not to, (i) take, directly or indirectly prior to termination of the underwriting syndicate contemplated by this Agreement, any action designed to stabilize or manipulate the price of any security of the Company, or which may cause or result in, or which might in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, to facilitate the sale or resale of any of Shares, (ii) sell, bid for, purchase or pay anyone any compensation for soliciting purchases of Shares or (iii) pay or agree to pay to any person any compensation for soliciting any order to purchase any other securities of the Company;

(u)          to cause each 1% or greater stockholder, officer and director of the Company to furnish to the Representative, prior to the Initial Sale Time, a letter or letters, substantially in the form of Exhibit A hereto;

(v)          to obtain or maintain, as appropriate, Directors and Officers liability insurance, which shall apply to the offering contemplated herein, in an amount that is at least equal to an amount that is customarily maintained by public companies in the Company’s industry; and

(w)          if, at any time during the 90-day period after the date of the Offering Circular, any rumor, publication or event relating to or affecting the Company shall occur as a result of which, in the reasonable opinion of the Representative, the market price of the Shares has been or is likely to be materially affected (regardless of whether such rumor, publication or event necessitates a supplement to or amendment of the Offering Circular) and after written notice from the Representative advising the Company to the effect set forth above, to forthwith prepare, consult with the Representative concerning the substance of, and disseminate a press release or other public statement, reasonably satisfactory to the Representative, responding to or commenting on such rumor, publication or event.

6.             (a)          The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including expenses, fees and taxes in connection with (i) the preparation and filing of the Offering Statement, each Preliminary Offering Circular, the Offering Circular, any Testing-the-Waters Communication and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Underwriters and to dealers (including costs of mailing and shipment), (ii) the preparation, issuance and delivery of the certificates for the Shares to the Underwriters, including any stock or other transfer taxes or duties payable upon the sale of the Shares to the Underwriters, (iii) the printing of this Agreement and any dealer agreements and furnishing of copies of each to the Underwriters and to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws that the Company and the Representative have mutually agreed are appropriate and the determination of their eligibility for investment under state law as aforesaid (including the legal fees and filing fees and other disbursements of counsel for the Underwriters and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Underwriters and to dealers), (v) filing for review of the public offering of the Shares by FINRA (including the legal fees and filing fees and other disbursements of counsel for the Underwriters relating thereto, such fees and expenses in an amount not to exceed $65,000), (vi) the fees and expenses of any transfer agent or registrar for the Shares and miscellaneous expenses referred to in the Offering Statement, (vii) the fees and expenses incurred in connection with the listing of the Shares on the NASDAQ Capital Market, (viii) making road show presentations with respect to the offering of the Shares (including travel, lodging and other expenses of representatives and personnel of the Underwriters in an amount not to exceed $21,000), (ix) the expenses incurred by the Underwriters in connection with conducting background checks on the Company and its officers and directors (in an amount not to exceed $29,000), and (x) the performance of the Company’s other obligations hereunder. Upon the request of the Representative, the Company will provide funds in advance for filing fees.  Except as provided in this Section 6, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel.

(b)          If for any reason the offering of the Shares is not consummated, other than as a result of the Representative’s refusal to proceed, without cause, the Company agrees to reimburse the Representative for its accountable out-of-pocket expenses in connection with the performance of its activities under this Agreement, including, but not limited to, costs such as printing, facsimile, courier service, direct computer expenses, accommodations and travel, and the fees and expenses of the Underwriters’ outside legal counsel and any other advisors, accountants, appraisers, etc. Except as provided in Section 11, the amount of such reimbursement for such counsel fees and expenses and other fees and costs shall  not exceed $250,000, in an aggregate, exclusive of fees and expenses of the Underwriters referred to in paragraphs (iv), (v), (viii) and (ix) of subsection (a) of this Section 6.  Reimbursement pursuant to this subsection (b) shall be without duplication of amounts reimbursed by the Company pursuant to the provisions of subsection (a) above.

7.          The several obligations of the Underwriters hereunder to purchase the Shares on the Closing Date or each Option Closing Date, as the case may be, are subject to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)          The representations and warranties of the Company contained herein are true and correct on and as of the Closing Date or the Option Closing Date, as the case may be, as if made on and as of the Closing Date or the Option Closing Date, as the case may be, and the Company shall have complied with all agreements and all conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date or the Option Closing Date, as the case may be.

(b)          The Company shall furnish to the Underwriters on the Closing Date and on each Option Closing Date an opinion and negative assurance letter of Duane Morris LLP, counsel for the Company, addressed to the Underwriters and dated the Closing Date and each Option Closing Date and in form and substance satisfactory to Thompson & Knight LLP, counsel for the Underwriters.  In addition, the Underwriters shall be addressees of any opinions of counsel delivered to investors.

(c)          On the date of this Agreement and on the Closing Date and each Option Closing Date (if applicable), the Representative shall have received from BDO USA LLP letters with respect to the Company and the San Andres Properties dated the respective dates of delivery thereof and addressed to the Representative, in form and substance satisfactory to the Representative, containing statements and information of the type specified in AU Section 634 “Letters for Underwriters and Certain other Requesting Parties” issued by the American Institute of Certified Public Accountants with respect to the financial statements, including any pro forma financial statements, and certain financial information of the Company included in the Offering Statement, the Offering Circular and the Disclosure Package, and such other matters customarily covered by comfort letters issued in connection with registered public offerings; provided, that the letters delivered on the Closing Date and each Option Closing Date (if applicable) shall use a “cut-off” date no more than three business days prior to such Closing Date or such Option Closing Date, as the case may be.

(d)          On the date of this Agreement and on the Closing Date and each Option Closing Date (if applicable), NSAI shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters (with executed copies for each of the Underwriters), in form and substance satisfactory to the Representative, containing statements and information of the type customarily included in reserves engineers' “confirmation letters” to underwriters with respect to the oil and gas reserves of the Company, as shall have been reported in reserves reports delivered by NSAI to the Company and as reported or summarized in the Offering Circular and the Disclosure Package.

(e)          On the date of this Agreement and on the Closing Date and each Option Closing Date (if applicable), Mire shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters (with executed copies for each of the Underwriters), in form and substance satisfactory to the Representative, containing statements and information of the type customarily included in reserves engineers' “confirmation letters” to underwriters with respect to the oil and gas reserves of the San Andres Properties, as shall have been reported in reserves reports delivered by Mire to the Company and as reported or summarized in the Offering Circular and the Disclosure Package.

(f)          The Representative shall have received on the Closing Date and on each Option Closing Date the favorable opinion of Thompson & Knight LLP, dated the Closing Date or such Option Closing Date, addressed to the Representative and in form and substance satisfactory to the Representative.

(g)          The Offering Statement shall have become qualified not later than 5:00 p.m., New York City time, on the date of this Agreement, or such later time and date as the Representative shall approve.

(h)          No amendment or supplement to the Offering Statement, the Offering Circular or any document in the Disclosure Package shall have been filed to which the Underwriters shall have objected in writing prior to such filing.

(i)          Prior to the Closing Date and each Option Closing Date (i) no stop order suspending the qualification of the Offering Statement, no order under Rule 258 of Regulation A suspending the Regulation A exemption with respect to the offering of the Shares and no order preventing or suspending the use of the Offering Circular or any document in the Disclosure Package shall have been issued, and no proceedings for any such purpose shall have been initiated or threatened, by the Commission, and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or the initiation or threatening of any proceedings for any of such purposes, has occurred; (ii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representative; (iii) the Offering Statement shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iv) the Offering Circular and the Disclosure Package shall not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)          All filings with the Commission required by Rule 253 of Regulation A under the Securities Act to have been filed by the Closing Date shall have been made within the applicable time period prescribed for such filing by such Rule.

(k)          Between the time of execution of this Agreement and the Closing Date or the relevant Option Closing Date, there shall not have been any Material Adverse Change or any prospective Material Adverse Change, and (ii) no transaction that is material and unfavorable to the Company shall have been entered into by the Company, in each case, which in the Representative’s sole judgment, makes it impracticable or inadvisable to proceed with the public offering of the Shares as contemplated by the Offering Statement.

(l)          The Shares shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

(m)          FINRA shall not have raised any objection with respect to the fairness and reasonableness of  the underwriting terms and arrangements.

(n)          The Representative shall have received lock-up agreements from each officer, director and 1% or greater stockholder of the Company, in the form of Exhibit A attached hereto, and such letter agreements shall be in full force and effect.

(o)          The Company will, on the Closing Date and on each Option Closing Date, deliver to the Underwriters a certificate of its Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer or Vice President and Chief Accounting Officer or Chief Financial Officer, to the effect that:

(i)
the representations and warranties of the Company in this Agreement are true and correct, as if made on and as of the Closing Date or any Option Closing Date, as applicable, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied on or prior to the Closing Date or any Option Closing Date, as applicable;

(ii)
no stop order suspending the qualification of the Offering Statement or any post-qualification amendment thereto, and no order under Rule 258 of Regulation A suspending the Regulation A exemption with respect to the offering of the Shares, has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act;

(iii)
the signers of such certificate have carefully examined the Offering Statement, the Offering Circular, the Disclosure Package, the Form 8-A Registration Statement, any amendment or supplement to any of the foregoing, and this Agreement, and that when the Offering Statement became qualified and at all times subsequent thereto up to the Closing Date or any Option Closing Date, as applicable, the Offering Statement, the Offering Circular, the Preliminary Offering Circular, the Form 8-A Registration Statement, and any amendments or supplements thereto in all material respects conformed to the requirements of the Securities Act or the Exchange Act and the applicable rules and regulations of the Commission thereunder, as the case may be; the Offering Statement and any amendments thereto, did not and, as of the Closing Date or any Option Closing Date, as applicable, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Offering Circular and the Disclosure Package, and any amendments or supplements thereto, did not and as of the Closing Date or any Option Closing Date, as applicable, do not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, since the effective date of the Offering Statement, there has occurred no event required to be set forth in an amendment or supplement to the Offering Circular or the Disclosure Package that has not been so set forth; and

(iv)
subsequent to the respective dates as of which information is given in the Offering Statement, the Offering Circular and the Disclosure Package, there has not been (a) any Material Adverse Change, (b) any transaction that is material to the Company or the San Andres Properties, except transactions entered into in the ordinary course of business, (c) any obligation, direct or contingent, that is material to the Company, incurred by the Company, except obligations incurred in the ordinary course of business, (d) any change in the capital stock or outstanding indebtedness of the Company that is material to the Company, (e) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (f) any loss or damage (whether or not insured) to the property of the Company or to any of the properties or assets to be acquired in the San Andres Acquisition which has been sustained or will have been sustained that has a Material Adverse Effect.

(p)          The Company shall have furnished to the Underwriters such other documents and certificates as to the accuracy and completeness of any statement in the Offering Statement, the Offering Circular and the Disclosure Package, the representations, warranties and statements of the Company contained herein, and the performance by the Company of its covenants contained herein, and the fulfillment of any conditions contained herein, as of the Closing Date or any Option Closing Date, as the Underwriters may reasonably request.

If any condition specified in this Section 7 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated, subject to the provisions of Section 11, by the Representative by notice to the Company at any time at or prior to the Closing Date or Option Closing Date, as the case may be, and such termination shall be without liability of any party to any other party, except as provided in Section 11.

8.            (a)          The Company agrees to indemnify, defend and hold harmless each Underwriter and any person who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the respective affiliates, directors, officers, employees and agents of each Underwriter from and against any loss, expense, liability, damage or claim (including the reasonable cost of investigation) which, jointly or severally, any such Underwriter or controlling person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability, damage or claim arises out of or is based upon (A) any breach of any representation, warranty or covenant of the Company contained herein, (B) any failure on the part of the Company to comply with any applicable law, rule or regulation relating to the offering of securities being made pursuant to the Offering Circular, (C) any untrue statement or alleged untrue statement of a material fact contained in the Offering Statement (or any amendment), any Testing-the-Waters Communication that the Company has filed or was required to file with the Commission or is otherwise required retain, or the Offering Circular (the term Offering Circular for the purpose of this Section 8 being deemed to include any Preliminary Offering Circular, the Offering Circular and the Offering Circular as amended or supplemented by the Company), (D) any omission or alleged omission to state a material fact required to be stated in any such Offering Statement, or necessary to make the statements made therein not misleading, (E) any omission or alleged omission from any such Testing-the-Waters Communication, or Offering Circular of a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (F) any untrue statement or alleged untrue statement of any material fact contained in any audio or visual materials used in connection with the marketing of the Shares, including, without limitation, slides, videos, films and tape recordings, and shall reimburse each Underwriter and each such affiliate, director, officer, employee, agent or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Underwriter, affiliate, director, officer, employee, agent or controlling person in connection with investigating or defending or preparing to defend against any such loss, expense, liability, damage or claim as such expenses are incurred; except, in the case of (C), (D) and (E) above only, insofar as any such loss, expense, liability, damage or claim arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission of a material fact was made in such Offering Statement, Testing-the-Waters Communication or Offering Circular in reliance upon and in strict conformity with information furnished in writing by the Underwriters through the Representative to the Company expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter is the information described as such in Section 8(b) below.  The indemnity agreement set forth in this Section 8(a) shall be in addition to any liability which the Company may otherwise have.

(b)          Each Underwriter agrees, severally and not jointly, to indemnify, defend and hold harmless the Company, the Company’s directors, the Company’s officers that signed the Offering Statement, and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability, damage or claim (including the reasonable cost of investigation) which the Company or any such person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability, damage or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Offering Statement (or any amendment), any Testing-the-Waters Communication that the Company has filed or was required to file with the Commission, or the Offering Circular, or any Application, (B) any omission or alleged omission to state a material fact required to be stated in any such Offering Statement, or necessary to make the statements made therein not misleading, or (C) any omission or alleged omission from any such Testing-the-Waters Communication or Offering Circular of a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, but in each case only insofar as such untrue statement or alleged untrue statement or omission or alleged omission of a material fact was made in such Offering Statement, Testing-the-Waters Communication or Offering Circular in reliance upon and in strict conformity with information furnished in writing by the Underwriters through the Representative to the Company expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information under the caption “Underwriting” in the Preliminary Offering Circular, the Disclosure Package and the Offering Circular: the statements set forth in the ninth, tenth and eleventh paragraphs regarding stabilization, syndicate covering transactions and penalty bids (but only to the extent such statements relate to the Underwriters).

(c)          Promptly after receipt by an indemnified party under Section 8(a) or 8(b) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such Section, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 8).  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and jointly with any other indemnifying party similarly notified, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party).  Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, which counsel, in the event of indemnified parties under Section 8(a), shall be selected by the Representative.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(a) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.

(d)          If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Shares.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Shares shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to above in this Section 8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations in this Section 8(d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)          The obligations of the parties to this Agreement contained in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9.          If any Underwriter or Underwriters default in its or their obligations to purchase Shares hereunder on the Closing Date or any Option Closing Date and the aggregate number of Shares that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Shares that the Underwriters are obligated to purchase on such Closing Date or Option Closing Date, as the case may be, the Representative may make arrangements satisfactory to the Company for the purchase of such Shares by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date or Option Closing Date, as the case may be, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Shares that such defaulting Underwriters agreed but failed to purchase on such Closing Date or Option Closing Date, as the case may be.  If any Underwriter or Underwriters so default and the aggregate number of Shares with respect to which such default or defaults occur exceeds 10% of the total number of Shares that the Underwriters are obligated to purchase on such Closing Date or Option Closing Date, as the case may be, and arrangements satisfactory to the Representative and the Company for the purchase of such Shares by other persons are not made within 36 hours after such default, this Agreement will terminate, subject to the provisions of Section 11, without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 11.  Nothing herein will relieve a defaulting Underwriter from liability for its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone the Closing Date or the relevant Option Closing Date, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Offering Statement, the Offering Circular or the Disclosure Package or in any other documents or arrangements.  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9.

10.          Notwithstanding anything herein contained, this Agreement (or the obligations of the several Underwriters with respect to any Option Shares which have yet to be purchased) may be terminated, subject to the provisions of Section 11, in the absolute discretion of the Representative, by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or the Option Closing Date, as the case may be, (a) trading generally on the NYSE American LLC or the New York Stock Exchange or on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market shall have been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental or regulatory authority, (b) trading of any securities of or guaranteed by the Company or any of its subsidiaries shall have been suspended on any exchange or in any over-the-counter market, (c) a general moratorium on commercial banking activities in New York or Maryland shall have been declared by Federal, New York State or Maryland State authorities or a new restriction materially adversely affecting the distribution of the Firm Shares or the Option Shares, as the case may be, shall have become effective, or (d) there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable to market the Shares to be delivered on the Closing Date or Option Closing Date, as the case may be, or to enforce contracts for the sale of the Shares.

If this Agreement is terminated pursuant to this Section 10, such termination will be without liability of any party to any other party except as provided in Section 11 hereof.

11.          The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares.  If this Agreement is terminated pursuant to Section 7, 9 or 10 or if for any reason the purchase of any of the Shares by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 6, the respective obligations of the Company and the Underwriters pursuant to Section 8 and the provisions of Sections 11, 12 and 15 shall remain in effect and, if any Shares have been purchased hereunder the representations and warranties in Section 1 and all obligations under Section 5 and Section 6 shall also remain in effect.  If this Agreement shall be terminated by the Underwriters, or any of them, under Section 7 or otherwise because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement or any condition of the Underwriters’ obligations cannot be fulfilled, the Company agrees to reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and expenses of its counsel) reasonably incurred by the Underwriter in connection with this Agreement or the offering contemplated hereunder.

12.          This Agreement shall inure to the benefit of and be binding upon the Company and the Underwriters, the officers and directors of the Company referred to herein, any controlling persons referred to herein and their respective successors and assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  No purchaser of Shares from any Underwriter shall be deemed to be a successor or assign by reason merely of such purchase.

13.          All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt thereof by the recipient if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be given to the Representative, c/o Stifel, Nicolaus & Company, Incorporated, One South Street, Baltimore, Maryland  21202 (fax no.: [●]); Attention: [●]. Notices to the Company shall be given to it at Energy Hunter Resources, Inc., 5005 Riverway Drive, Suite 160, Houston, Texas 77056, (fax no.: [●]); Attention:  Gary Evans, Chairman and CEO.

14.          This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS.

16.          The parties hereby submit to the jurisdiction of and venue in the state and federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.

17.          The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement, including the determination of the public offering price of the Shares and any related discounts and commissions, is an arm’s-length commercial transaction between the Company on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company or its respective stockholders, creditors, employees or any other party, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement, and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

18.          The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions.  The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

19.          Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Underwriters imposing any limitation of any kind.  However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws.  For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

20.          This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

21.          The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument will become a binding agreement among the Company and the Underwriters.

Very truly yours,

ENERGY HUNTER RESOURCES, INC.

By:
Name:
Title:

Accepted as of the date hereof:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:
Title:

For itself and as Representative of the
other Underwriters named in Schedule I hereto

SCHEDULE I

Underwriter	Number of Firm Shares To be Purchased

Stifel, Nicolaus & Company, Incorporated

B. Riley & Co. LLC

FBR Capital Markets & Co.

Northland Capital Markets

Drexel Hamilton, LLC

Coke & Palmer, Inc.

Total:

[Schedule I]

SCHEDULE II

Testing-the-Waters Communications

All documents and materials filed as Exhibits to the Offering Statement pursuant to Item 17(13) of Part III of Form 1-A, including:

•	Energy Hunter November 2016 Corporate Presentation

•	Energy Hunter Announces Proposed IPO Filing (Press Release)

•	Victor Carrillo Board Appointment (Press Release)

•	Energy Hunter Announces Appointment of Roger Burks (Press Release)

•	Energy Hunter Completes Initial Private Placement (Press Release)

•	Energy Hunter Agrees to Acquire Permian Basin Mineral Rights (Press Release)

•	Energy Hunter Announces Opening of Houston Office (Press Release)

•	Energy Hunter Appoints Two New Board of Director Members (Press Release)

•	Energy Hunter December 2016 Corporate Presentation

•	Energy Hunter Agrees to Acquire Midland Assets (Press Release)

•	Energy Hunter Appoints Deirdre M. Sanborn as Vice President of Finance and Business Development (Press Release)

•	Energy Hunter Receives New Commitment of $3.0 Million (Press Release)

•	Energy Hunter Acquires 9,413 Net Acres in the San Andres Oil Play of the Permian Basin (Press Release)

•	Energy Hunter August 2017 Corporate Presentation

•	Gary C. Evans to meet with Institutional Investors (Press Release)

•	Energy Hunter October 2017 Corporate Presentation

[Schedule II]

EXHIBIT A

LOCK-UP AGREEMENT

ENERGY HUNTER RESOURCES, INC.
5005 Riverway Drive, Suite 160
Houston, Texas 77056

STIFEL, NICOLAUS & COMPANY, INCORPORATED
as Representative of the several Underwriters
c/o Stifel, Nicolaus & Company, Incorporated
One South Street, 15th Floor
Baltimore, Maryland  21202

Ladies and Gentlemen:

The undersigned refers to the proposed Underwriting Agreement (the “Underwriting Agreement”) among Energy Hunter Resources, Inc., a Delaware corporation (the “Company”) and the several underwriters named therein (the “Underwriters”).  As an inducement to the Underwriters to execute the Underwriting Agreement in connection with the proposed public offering of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), the undersigned hereby agrees that from the date hereof and until 180 days after the qualification date of the offering statement (the “Public Offering Date”) pursuant to the Underwriting Agreement (such 180 day period being referred to herein as the “Lock-Up Period”), to which you are or expect to become parties, the undersigned will not (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household, any partnership, corporation or other entity within the undersigned’s control, and any trustee of any trust that holds Common Stock or other securities of the Company for the benefit of the undersigned or such spouse or family member not to) offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Stifel, Nicolaus & Company, Incorporated (“Stifel”), which consent may be withheld in Stifel’s sole discretion.

Notwithstanding the foregoing, subject to applicable securities laws and the restrictions contained in the Company’s charter, if any, the undersigned may transfer any securities of the Company (including, without limitation, Common Stock) as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein; or (ii) to an immediate family member or to any trust, partnership or entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the transfer does not involve a disposition for value and the transferee, the trustee of the trust, or a duly authorized officer or representative of the relevant entity, as applicable, agrees in writing to be bound by the restrictions set forth herein; and provided further that, in each case, no filing under Section 16 of the Exchange Act, is required or otherwise made during the Lock-Up Period with respect to any transaction described in clause (i) or (ii) that reports a reduction in the undersigned’s beneficial ownership of shares of  Common Stock.  For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

[Exhibit A]

In addition, the undersigned agrees that, during the period commencing on the date hereof and ending 180 days after the Public Offering Date, without the prior written consent of Stifel (which consent may be withheld in its sole discretion):  (a) the undersigned will not request, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock and (b) the undersigned waives any and all notice requirements and rights with respect to the registration of any such security pursuant to any agreement, understanding or otherwise to which the undersigned is a party.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase Common Stock on the open market, (ii) acquire Common Stock through the exercise of any options or warrants or the conversion of convertible securities granted under any benefit plan of the Company, (iii) dispose of shares of Common Stock to the Company upon the exercise of an option or warrant in connection with the cashless exercise or net exercise of such option or warrant, or the net settlement of restricted stock units, including with respect to the payment of withholding taxes in connection with the exercise of any options or warrants or vesting of any restricted stock and (iv) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock (provided, however, that (a) such plan does not provide for or permit the transfer of Common Stock during the Lock-Up Period and (b) no public announcement or filing under the Exchange Act is required of or voluntarily made during the Lock-Up Period by or on behalf of the undersigned or the Company with respect to the establishment of such plan).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to (a) decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement and (b) place legends and stop transfer instructions on any such shares of Common Stock owned or beneficially owned by the undersigned.

This Agreement is irrevocable and shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law rules.  This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before [●].

Very truly yours,

Printed Name:
Date:

EXHIBIT B

REQUIRED WAIVER DISCLOSURE

The Company shall cause the following disclosure, which is required to be made as a result of the SEC Order referred to below and related Application for Securities Act Waivers, each of which is dated December 6, 2016, to be included in each Preliminary Offering Circular and the Offering Circular:

Required Waiver Disclosure

On December 6, 2016, a final judgment (the “Judgment”) was entered against Stifel, Nicolaus & Company, Incorporated (“Stifel”) by the United States District Court for the Eastern District of Wisconsin (Civil Action No. 2:11-cv-00755) resolving a civil lawsuit filed by the U.S. Securities & Exchange Commission (the “SEC”) in 2011 involving violations of several antifraud provisions of the federal securities laws in connection with the sale of synthetic collateralized debt obligations (“CDOs”) to five Wisconsin school districts in 2006.

As a result of the Judgment:

•	Stifel is required to cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) and 17(a)(3) of the Securities Act; and

•
Stifel and David Noack, a former employee, were jointly liable to pay disgorgement and prejudgment interest of $2.44 million. Stifel was also required to pay a civil penalty of $22.5 million.  The Judgment also required Stifel to distribute $12.5 million of the ordered disgorgement and civil penalty to the school districts involved in this matter.

Simultaneously with the entry of the Judgment, the SEC issued an order granting Stifel waivers from the application of the disqualification provisions of Rule 506(d)(1)(iv) of Regulation D and Rule 262(b)(2) of Regulation A under the Securities Act (the “Securities Act Waivers”).

A copy of the Judgment, application for Securities Act Waivers, and Order granting the Securities Act Waivers are available on the SEC’s website:

•	Judgment: https://www.sec.gov/litigation/litreleases/2016/lr23700-final-judgment.pdf

•	Application for Securities Act Waivers: https://www.sec.gov/divisions/corpfin/cf-noaction/2016/stifel-nicolaus-120616-506d.pdf

•	Order granting Securities Act Waivers: https://www.sec.gov/rules/other/2016/33-10263.pdf

[Exhibit B]